NEWS FOR IMMEDIATE RELEASE	Exhibit 99.1
February 6, 2013

Company Contact:
Anthony Dombrowik
(509) 568-7800

Investor Relations:
Stacy Feit
Financial Relations Board
(213) 486-6549

Ambassadors Group, Inc. Reports Fourth Quarter 2012 Results

Spokane, WA, February 6, 2013 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, today announced its results for the fourth quarter and year ended December 31, 2012.

Overview
•
Gross revenue, from all sources including non-directly delivered programs, for the year ended December 31, 2012 of $139.9 million compared to $155.1 million in 2011.  Full year 2012 total reported revenue of $58.1 million compared to $66.4 million last year.

•
Full year 2012 net income of $1.7 million, or $0.10 per diluted share, compared to $3.0 million, or $0.17 per diluted share, in 2011.  Net income before special items of $3.2 million compared to $4.6 million in 2011.

•	Traveled 21,252 delegates in 2012 compared to 23,928 delegates in 2011.

•	2012 gross margin of 36.7 percent compared to 38.1 percent last year.

•	For the full year 2012, total operating expenses down $5.9 million compared to 2011.

•
Company completed approximately 48 percent of its $25 million return of capital commitment; paid $8.8 million special dividend and executed $3.1 million share repurchase during the fourth quarter of 2012.

•	Cash and cash equivalents and available-for-sale securities balance of $38.3 million and no debt outstanding.

•	Enrolled revenue for 2013 programs down 19.2 percent year-over-year for all programs and 21.7 percent year-over-year for the core Student Ambassadors Programs.

•	Withdraw rates for enrolled students trending 10.9 percent better than 2012.

Financial Highlights
(in thousands except percent and per share data)

	UNAUDITED
	Quarter ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Gross revenue, all travel programs	$1,179	$3,679	$135,742	$151,035
Internet content and advertising revenue	$1,101	$1,195	$4,207	$4,046
Gross revenue, all sources	$2,280	$4,874	$139,949	$155,081
Gross margin, all travel programs	$313	$873	$47,738	$55,570
Gross margin, internet content and advertising	$968	$1,026	$3,653	$3,471
Gross margin percentage	56.2%	39.0%	36.7%	38.1%
Operating expense	$12,497	$13,098	$51,069	$56,931
Operating income, internet content and advertising	$269	$315	$1,327	$1,176
Net income (loss) before special items	$(10,064)	$(7,488)	$3,208	$4,565
Net income (loss)	$(10,033)	$(7,798)	$1,744	$2,956
Income (loss) per diluted share	$(0.58)	$(0.45)	$0.10	$0.17

Commenting on the Company’s results, Jeff Thomas, Ambassador Group’s President and Chief Executive Officer said, “We completed 2012 in line with our expectations.  During the year, we focused our efforts on executing our strategic plan to continue to evolve our multichannel marketing approach to secure travelers, right size our cost structure and  return value to shareholders.  We have made significant progress in all three of these areas.”

Thomas continued, “We continued to strengthen our sales and marketing team in 2012 by refocusing existing resources and with additional hires to support our digital efforts.  At the same time, we reduced operating expenses by $5.9 million, meeting our target, and protecting our profitability in the face of an 11 percent decline in total delegates traveled for the year.  We also returned capital to our shareholders in the form of a special dividend and an accelerated share repurchase program during the fourth quarter.”

“We made significant strides on our multi-channel strategy this year as we refine the right mix of digital, direct mail, and other methods in our approach.  We continued to roll out market-specific coordination of direct mail and digital and also continue to test higher touch conversion channels including webinars and telesales, both of which have performed well thus far in generating incremental enrollments for the 2013 programs.  In 2013, we will continue to adjust the direct mail component to further increase the productivity of the campaign while reinvesting these savings in digital initiatives as we continue to focus on synchronization of the direct mail and digital channels.”

“In addition, we will be testing a selling cycle shift this spring to accelerate the timing of our early enrollment efforts.  Moving to multiple campaigns will serve two purposes: to provide a last enrollment opportunity for the 2013 travel season as well as kick off the selling season for our 2014 programs much earlier than we have historically.  The changes we have made to our business, as well as improved information from our database suppliers, are enabling us to evolve to a year-round marketing strategy that better aligns us with consumer behavior while mitigating some of the risk associated with such a strong emphasis on the fall marketing campaign.”

“We are seeing our hard work have an impact.  The withdraw rate to this point in the campaign for 2013 travel has improved  compared to the same point in 2012.  We believe enhanced social media engagement, coupled with higher touch, customer service-driven tools, were significant contributors to the current year-over-year improvements in retaining delegates to this point in the sales cycle.”

Thomas concluded, “While we still expect 2013 travel to be less than in 2012 and we are cognizant of the challenges we face, we remain concentrated on adapting our marketing in ways that will support our long term success in order to focus our efforts on creating shareholder value.”

Fourth Quarter 2012 Results

During the fourth quarter of 2012, the Company traveled 162 delegates, compared to 491 delegates during the prior year quarter, reflecting anticipated decline in the Company’s Citizen Ambassador program. Total revenue of $1.3 million declined 32 percent from $2.0 million during the prior year quarter primarily driven by a 68 percent decline in travel-related revenue. Net loss for the fourth quarter of 2012 was $10.0 million, or $0.58 per diluted share, compared to a net loss of $7.8 million, or $0.45 per diluted share, in the prior year period.

Gross margin for the quarter was $1.3 million, down from $1.9 million in the fourth quarter of 2011 primarily related to the aforementioned revenue decline.  Gross margin percentage increased to 56.2 percent from 39.0 percent in the prior year period primarily due to a higher mix of revenue from BookRags, the Company’s online education research business. Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

Full Year 2012 Results

For the year ended December 31, 2012, the Company traveled 21,252 delegates, an 11 percent decrease compared to 23,928 delegates in 2011. Total revenue of $58.1 million declined 13 percent from $66.4 million last year, driven primarily by a 14 percent decline in travel-related revenue, partially offset by a 4 percent increase in internet content and advertising revenue related to BookRags. 2012 net income was $1.7 million, or $0.10 per diluted share, compared to net income of $3.0 million, or $0.17 per diluted share, in 2011.

2012 gross margin was $51.4 million, down from $59.0 million in 2011.  Gross margin percentage decreased to 36.7 percent from 38.1 percent last year primarily due to higher air and land costs year-over-year.

Total operating expenses for 2012 decreased $5.9 million, or 10 percent, compared to 2011, as a result of the Company’s cost cutting initiatives.

Balance Sheet and Liquidity

Total assets at December 31, 2012 were $97.9 million, including $38.3 million in cash, cash equivalents and short-term available-for-sale securities. Long-term assets totaled $40.5 million primarily reflecting goodwill and intangible assets of the BookRags business, technology, hardware and systems used to deliver services, and the Company’s office building which has been listed for sale.  Total liabilities were $32.8 million, including $25.7 million in participant deposits for future travel.  The Company has no debt outstanding with deployable cash, of $25.4 million at December 31, 2012. Deployable cash is a non-GAAP measure defined in the attached schedules.

The Company paid a special cash dividend of $0.50 per share on November 22, 2012 and a regular quarterly dividend of $0.06 per share on December 6, 2012.

During the fourth quarter of 2012, the Company repurchased 650,121 shares for approximately $3.1 million including brokerage fees.  At December 31, 2012, the Company had 17,047,470 shares of common stock issued and outstanding. Approximately $13.1 million remains available for repurchase under the Company’s plan.

The following table summarizes the cash flows as further disclosed in the accompanying financial statements.  Free cash flow, a non-GAAP measure, which is defined as cash flow from operations less purchase of property, equipment and intangibles, is also noted (in thousands):

	UNAUDITED
	Twelve months ended December 31,
	2012	2011
Cash flow from operations	$2,219	$(6,655)
Purchases of property, equipment and intangibles	(5,672)	(3,594)
Free cash flow	(3,453)	(10,249)

Net proceeds from available-for-sale securities	6,499	34,342
Dividend payments to shareholders	(13,012)	(4,258)
Repurchase of common stock	(3,056)	(7,590)
Other cash flows, net	(347)	436
Net change in cash and cash equivalents	$(13,369)	$12,681

The change in cash flow from operations between periods, and in turn free cash flow, was driven primarily by the timing of recurring prepaid program costs and expenses relative to 2011. Purchases of property and equipment increased as we focused on sales and marketing systems and website improvements.

Outlook for 2013

As of February 3, 2013, enrolled revenue for 2013 travel programs was $127.2 million, down 19.2 percent from the same point last year, based on enrolled travelers of 20,846 compared to 24,881.  Enrolled revenue for the Company’s core product, Student Ambassadors, is down 21.7 percent to $115.7 million compared to $147.9 million at the same date last year, based on enrolled travelers of 16,886 compared to 21,476.

Enrolled revenue consists of estimated gross receipts to be recognized upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel for the travel year referenced. Reported net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn, including travel that has been completed.  Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

Based on current visibility for the balance of the year, the Company is providing guidance as follows:

•	Consolidated gross revenues for all programs and operations to be between $125 and $135 million;

•	Consolidated gross margin as a percentage of gross revenue for all programs and operations of 36 percent to 37 percent; and

•	Net income before any special items of between $0 million and $2 million.

Conference Call and Webcast Information

The Company will host a conference call to discuss fourth quarter and full year 2012 results of operations on Thursday, February 7, 2013, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time).  Participants can access the call via the internet at www.ambassadorsgroup.com/EPAX. The call can also be accessed by dialing 888-715-1397 or 913-312-0855 (international) and providing the passcode: 9875414.  Approximately 24 hours following the call, a webcast will be available through April 5, 2013 at www.ambassadorsgroup.com/EPAX. A replay of the call will also be available through February 12, 2013 and can be accessed by dialing 888-203-1112 or 719-457-0820 (international) and providing the pass code: 9875414.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is an education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 12, 2012, and its proxy statement filed May 9, 2012.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended December 31,
	2012	2011	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$248	$713	$(465)	-65%
Gross revenue, directly delivered programs (2)	-	70	(70)	-100%
Internet content and advertising revenue	1,101	1,195	(94)	-8%
Total revenue	1,349	1,978	(629)	-32%
Cost of sales, directly delivered programs (2)	(65)	(90)	25	28%
Cost of sales, internet content and advertising	133	169	(36)	-21%
Gross margin (3)	1,281	1,899	(618)	-33%

Operating expenses:
Selling and marketing	8,386	8,961	(575)	-6%
General and administration	4,111	4,137	(26)	-1%
Total operating expenses	12,497	13,098	(601)	-5%

Operating loss	(11,216)	(11,199)	(17)	0%

Other income (expense)
Interest and dividend income	276	250	26	10%
Foreign currency expense and other	(8)	(1)	(7)	-700%
Total other income	268	249	19	8%
Loss before income tax benefit	(10,948)	(10,950)	2	0%
Income tax benefit	915	3,152	(2,237)	-71%
Net loss	$(10,033)	$(7,798)	$(2,235)	-29%

Weighted average shares outstanding – basic	17,333	17,493	(160)	-1%
Weighted average shares outstanding – diluted	17,333	17,493	(160)	-1%

Net loss per share — basic	$(0.58)	$(0.45)	$(0.13)	-29%
Net loss per share — diluted	$(0.58)	$(0.45)	$(0.13)	-29%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended December 31,
	2012	2011	% Change
Gross revenue	$1,178	$3,610	-67%
Cost of sales	930	2,897	-68%
Net revenue	$248	$713	-65%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data

	UNAUDITED
	Twelve months ended December 31,
	2012	2011	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$44,837	$51,966	$(7,129)	-14%
Gross revenue, directly delivered programs (2)	9,008	10,426	(1,418)	-14%
Internet content and advertising revenue	4,207	4,046	161	4%
Total revenue	58,052	66,438	(8,386)	-13%
Cost of sales, directly delivered programs (2)	6,107	6,822	(715)	-10%
Cost of sales, internet content and advertising	554	575	(21)	-4%
Gross margin (3)	51,391	59,041	(7,650)	-13%

Operating expenses:
Selling and marketing	34,845	40,367	(5,522)	-14%
General and administration	16,224	16,564	(340)	-2%
Total operating expenses	51,069	56,931	(5,862)	-10%

Operating income	322	2,110	(1,788)	-85%

Other income (expense)
Interest and dividend income	1,730	1,340	390	29%
Foreign currency expense and other	(13)	155	(168)	-108%
Total other income	1,717	1,495	222	15%
Income before income tax provision	2,039	3,605	(1,566)	-43%
Income tax provision	(295)	(649)	354	55%
Net income	$1,744	$2,956	$(1,212)	-41%

Weighted average shares outstanding – basic	17,530	17,746	(216)	-1%
Weighted average shares outstanding – diluted	17,530	17,869	(339)	-2%

Net income per share — basic	$0.10	$0.17	$(0.07)	-41%
Net income per share — diluted	$0.10	$0.17	$(0.07)	-41%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Twelve months ended December 31,
	2012	2011	% Change
Gross revenue	$126,734	$140,609	-10%
Cost of sales	81,897	88,643	-8%
Net revenue	$44,837	$51,966	-14%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	UNAUDITED	AUDITED
	2012	2011	% Change
Assets
Current assets:
Cash and cash equivalents	$6,150	$19,519	-68%
Available-for-sale securities	32,122	39,128	-18%
Foreign currency exchange contracts	837	-	100%
Prepaid program cost and expenses	17,217	13,299	29%
Accounts receivable	850	1,395	-39%
Deferred tax asset	221	668	-67%
Total current assets	57,397	74,009	-22%
Property and equipment, net	26,344	26,104	1%
Available-for-sale securities	723	700	3%
Intangibles	3,565	3,421	4%
Goodwill	9,781	9,781	0%
Other long-term assets	85	85	0%
Total assets	$97,895	$114,100	-14%

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$4,238	$5,858	-28%
Participants’ deposits	25,735	27,396	-6%
Foreign currency exchange contracts	-	1,671	-100%
Other liabilities	111	112	-1%
Total current liabilities	30,084	35,037	-14%
Foreign currency exchange contracts	-	102	-100%
Deferred tax liabilities	2,688	2,004	34%
Total liabilities	32,772	37,143	-12%
Stockholders’ equity	65,123	76,957	-15%
Total liabilities and stockholders’ equity	$97,895	$114,100	-14%

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (in thousands)

	UNAUDITED
	December 31,
	2012	2011
Cash flows from operating activities:
Net Income	$1,744	$2,956
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,273	4,742
Stock-based compensation	1,455	1,475
Deferred income taxes	387	420
Loss on disposition and impairment of property and equipment	24	246
Excess tax benefit (shortfall) from stock-based compensation	347	(160)
Change in assets and liabilities:
Accounts receivable and other assets	545	581
Prepaid program costs and expenses	(3,918)	(10,069)
Accounts payable, accrued expenses, and other current liabilities	(1,977)	194
Participants’ deposits	(1,661)	(7,040)
Net cash provided by (used in) operating activities	2,219	(6,655)

Cash flows from investing activities:
Purchase of available for sale securities	(74,022)	(48,693)
Proceeds from sale of available-for-sale securities	80,521	83,035
Purchase of property and equipment	(5,139)	(3,101)
Proceeds from sale of property and equipment	-	49
Purchase of intangibles	(533)	(493)
Net cash provided by investing activities	827	30,797

Cash flows from financing activities:
Repurchase of common stock	(3,056)	(7,590)
Dividend payment to shareholders	(13,012)	(4,258)
Proceeds from exercise of stock options	-	227
Excess tax shortfall (benefit) from stock-based compensation	(347)	160
Net cash used in financing activities	(16,415)	(11,461)

Net increase (decrease) in cash and cash equivalents	(13,369)	12,681
Cash and cash equivalents, beginning of period	19,519	6,838
Cash and cash equivalents, end of period	$6,150	$19,519

Special Items

Due to cost cutting initiatives, the Company incurred charges throughout 2012 related to severance payments made as the workforce was reduced.  The company also incurred legal and other fees relating to a proxy contest.

Lastly, as previously disclosed, the Company was party to a shareholder class action suit and to an inquiry by the U.S. Securities and Exchange Commission (“SEC”) more fully described in the Company’s filings with the SEC on Form 10-K and 10-Q available on the Company’s website www.ambassadorsgroup.com or at the SEC website www.sec.gov.

As a result of these events, the operations as presented in the accompanying financial statements for the three months and year ended December 31, 2012 and 2011, do not reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Loss		EPS
	Three months ended December 31,		Three months ended December 31,
	2012	2011	2012	2011
Amount before special items	$(10,064)	$(7,488)	$(0.58)	$(0.43)
Asset impairments and loss on sale	-	(114)	-	(0.01)
Legal fees – class action and SEC, net	74	(258)	-	(0.01)
Separation payments	(40)	-	-	-
Tax impact	(3)	62	-	-
Amount per consolidated statement of operations	$(10,033)	$(7,798)	$(0.58)	$(0.45)

	UNAUDITED
	Net Income		EPS
	Twelve months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Amount before special items	$3,208	$4,565	$0.18	$0.26
Asset impairments and loss on sale	-	(236)	-	(0.01)
Foreign currency de-designation gain	-	183	-	0.01
Legal fees – class action and SEC, net	(60)	(1,909)	-	(0.11)
Legal and other fees - proxy contest	(1,370)	-	(0.08)	-
Separation payments	(282)	-	(0.01)	-
Tax impact	248	353	0.01	0.02
Amount per consolidated statement of operations	$1,744	$2,956	$0.10	$0.17

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash at December 31, 2012 and 2011 (in thousands):

	UNAUDITED
	December 31,
	2012	2011
Cash, cash equivalents and short-term available-for-sale securities	$38,272	$58,647
Prepaid program cost and expenses	17,217	13,299
Less: Participants’ deposits	(25,735)	(27,396)
Less: Accounts payable / accruals / other liabilities	(4,349)	(5,970)
Deployable cash	$25,405	$38,580